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                                                                  EXHIBIT 23-C-1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement on Form S-4 of New Rockwell International Corporation ("New Rockwell") with respect to shares of Common Stock, par value $1 per share, and Class A Common Stock, par value $1 per share, of New Rockwell (including the associated Preferred Share Purchase Rights) and to the incorporation by reference in Registration Statement No. 33-61723 on Form S-3 of Rockwell International Corporation ("Rockwell") and Registration Statement Nos. 2-99494 (as amended through Post-effective Amendment No. 4 thereto), 33-27122, 33-32662, 33-62917, 33-63777 and 33-64497, on Form S-8
of Rockwell, of our report dated September 16, 1996 relating to the balance sheet of New Rockwell and our reports dated July 31, 1996 relating to the consolidated financial statements of Rockwell and the financial statements of the Aerospace and Defense Business of Rockwell, all such reports appearing in the Proxy Statement-Prospectus, which is a part of this Registration Statement. We also consent to the use of our report dated July 31, 1996 relating to the financial statement schedule of Rockwell appearing elsewhere in this Registration Statement, and to the references to us under the heading "Experts" in such Proxy Statement-Prospectus, and in the Prospectuses which are part of the aforementioned Registration Statements on Form S-3 and Form S-8.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
October 28, 1996